Exhibit 99.1

C O R P O R A T E P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

Stephen Silvestro, Chief Commercial Officer

Miriam Paramore, President

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew D’Silva, B. Riley FBR, Inc.

Richard Baldry, ROTH Capital

Ryan Daniels, William Blair

Bruce Goldfarb, Lake Street Capital Markets

Josh Goldberg, G2

Ron Chez, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon and thank you for joining us today to discuss OptimizeRx Corporation third quarter ended September 30, 2019. With us today is the Company’s Chief Executive Officer, William Febbo and the Company’s President, Miriam Paramore. They are joined by the Company’s Chief Financial Officer, Doug Baker; and Chief Commercial Officer, Stephen Silvestro. Following their remarks today, we’ll open the call to questions. Then, before we conclude today’s call, I’ll provide some important cautions regarding the forward-looking statements made by the Management during the call.

I’d like to remind everyone that today’s call is being recorded and will be made available for telephone replay via instructions in today’s press release in the Investors section of the Company’s website.

Now, I’d like to turn the call over to OptimizeRx’s CEO William Febbo. Please go ahead, sir.

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William Febbo:

Thank you, and good afternoon everyone. Thanks for joining us today. During the third quarter, we made broad advances with our digital health platform scaling it beyond pharma with the relevant set of solutions designed to assure greater adherence, affordability, and patient engagement. As you saw in the press release we issued earlier today, we experienced a rare set back in year-over-year revenue growth. This was primarily due to the confluence of two unusual events involving three of our larger clients.

First, one of our clients decided to stop supporting one of the brands about 12 months prior to their loss of exclusivity coming up in 2020, which in our experience was earlier than usual. The loss of this brand represented about $2 million in annual revenue or less than 10% of our revenue for the year. However, we believe we have a solid relationship with this client and have visibility in the future business with new brands they will be introducing. We also have more than 20 other brands which have increased their year-over-year budget, and are looking to grow considerably into 2020. Steve will talk to this more later in the call. I should also mention that we have been diversifying our revenue stream over the course of the last year both internally and through acquisition, and we expect this to lessen the impact of any similar future event.

Secondly, the merger of two of our larger clients which is now complete, pushed out about $3 million in revenue from the second half of ‘19 into 2020. There were initial indications this would not happen, but it is now clear the revenue will go into next year. While in the past, we have successfully navigated similar risk factors, the timing of this one was unfortunately out of our control. The good news is this relationship remains strong and we hope to benefit from the synergies of a newly merged company reaching larger and multiple budgets.

Aside from these two events, the prospects of our business continue to be very positive. We have a strong understanding what it looks like going forward and what is in line with market expectations and our messaging today. We expect our new expanded commercial team to have a positive impact on Q4 and an even greater impact on 2020. In fact, we anticipate very strong growth in Q4 as compared to last year and are seeing traditional seasonal upselling opportunities like we have in the past. Along this line, we have decided to start sharing some of the details of our sales pipeline going into each year end session. We are planning to do this in the third quarter earnings call, which will help set expectations for the following year. Steve will provide the numbers and more of the details around the pipeline later in the call.

Importantly, our pipeline is reflecting our gradual transition from primarily a pay for distribution model to one that is more impact driven, that is, one defined by the value we create for our client such as increased revenue and efficiency of disseminating critical information. While this transition will not happen over night, we expect it to be largely completed by this time next year. We expect a key benefit of this to be more predictable recurring revenue stream with this being generated by enterprise engagements with our top 20 clients. This will involve a true SaaS revenue component provided by our recent acquisition of RMDY Health as well as partnership revenue, which is more predictable. We are also seeing greater diversity in our revenue as a result of initiatives we launched last year created and driven by the industry thought leaders we’re fortunate to have on our team. These initiatives have been focused on delivering multiple solutions at the point of care.

These solutions have been designed to address the emerging trends in our industry and especially to further close the communication gap between pharma, physicians, and patients. Closing this gap has become increasingly important especially with the wave of new speciality medications coming onto the market as well as the increasing value being placed on the patient journey as it relates to medication adherence. The recognition of these trends has driven our efforts to broaden our reach from physicians to interacting directly with patients. Given how adherence has become one of the largest issues facing our clients today, our greater connection to patients has taken us beyond being simply a brand or financial message provider to now an essential partner for our clients.

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Another important point in our assessment of the market is that we began to see maturing of our financial messaging products earlier this year. While we still anticipate growth with these messaging solutions, we also expect a maturation, and competitive factors will become increasingly reflected in the pricing. Good news is that we have always been among the first to innovate and get ahead of the trends. We have built the suite of solutions for pharma that are highly relevant with financial messaging no longer representing the majority of our revenue. Our recent acquisitions have also enabled multiple new channels, partners, and client segments, all of which will help us continue to grow and diversify our revenue stream.

Our recent acquisition of RMDY Health has increased our total addressable market several folds while further diversifying our client base to include payers, medtech, and wellness companies. RMDY also brought to us a SaaS based pricing model that provides a recurring revenue stream with high gross margins and greater predictability. We firmly expect at least 100% growth from this over the next 12 months. Miriam and Steve will talk more to this shortly. But to be sure we are still very committed to the messaging within the EHR channel and point of care communications with this demonstrated by our recent new crop announcement.

Now, I’d like to hand the call over to Doug to provide the financial details for the quarter. Steve will then give us a view of our pipeline and client segments, followed by Miriam who will discuss our strategic shift where we are leveraging our technology and partnerships to drive growth. Afterward, I’ll return with a few anecdotes about our business, clients, and team and then open up the call to Q&A. Doug?

Douglas Baker:

Thanks, Will, and good afternoon everyone. Earlier today, we issued a press release with results of our third quarter, which ended September 30, 2019. A copy is available for viewing and may be downloaded from the Investor Relations section of our website. We also filed our 10-Q this afternoon as well.

For the second quarter of 2019, our total revenue decreased about $400,000 to $5 million primarily due to the client events Will discussed. Despite the decrease in revenue, we maintained a gross margin of 60.4%, which was up from 58.1% in the year-ago quarter. Then, improvement was due to a favorable shift in product mix. We expected to continue to maintain gross margins of at least 60% on a quarterly basis.

Our operating expenses totaled $5 million, up from $2.9 million in the same year-ago quarter. This increase was due to additional expenses related to our growth initiatives, including our acquisition of CareSpeak Communications in October 2018 and other new hires in the last year. Approximately $1.1 million of expenses related to our recent acquisition of RMDY Health and research related to potential new product offerings is also included in the quarter. There will be similar expenses in the fourth quarter, but these type of expenses are not expected to occur on an ongoing basis. We continued to watch our expenses closely.

For the third quarter, our bottom line on a GAAP basis was a net loss of $1.6 million or $0.11 per share. This compares to net income of $245,000 or $0.02 per share in the third quarter of 2018. While we expect to remain cash flow positive and return to GAAP profitability on a quarterly basis, one time expenses related to investments in growth initiatives or non cash charges could result in GAAP loss in any given quarter

Starting in the fourth quarter of 2018, we began reporting two non-GAAP financial measures, non-GAAP net income or loss and non-GAAP earnings per share or EPS. We believe the use of these measures can be helpful in assessing the Company’s financial performance.

In the third quarter of 2019, our non-GAAP net loss was $0.05 per share. This compares to a non-GAAP net income of $0.08 per diluted share in the same year-ago quarter. For additional information about our use of these non-GAAP measures and their reconciliation to GAAP, please see the related section in today’s press release.

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Turning to our balance sheet, cash and cash equivalents totaled $29.8 million at September 30, 2019. This compares with $30.5 million at the end of June 2019. The decrease was due to cash used in operations. We have continued to operate debt-free. In fact, we only used $160,000 in cash for operations for the first nine months of the year. This resulted from increased working capital needs to support the higher revenue levels. We expect our net income or loss adjusted for non cash expenses to remain positive on a quarterly basis for the foreseeable future. We do not anticipate needing to raise any additional capital in the short or long term for operating purposes or to fund our growth plans. We are focused on growing our revenue channel and partner network. However, as a company in a market that is active with M&A activity, we may have opportunities such as for acquisitions or strategic partner relationships that may require additional capital. We will assess these opportunities as they arise and always with a view towards maximizing shareholder value.

This wraps up our financial results, so now I’d like to turn the call over to Steve.

Stephen Silvestror:

Thanks, Doug. Now with what we view as a temporary revenue shortfall behind us, I hope to convey our strong optimism around our future, both immediate and long term. Looking first at the numbers, our aggregate pipeline, which is comprised of outstanding RFPs we have submitted, is showing a 50% increase over last year and sits today at around $70 million. For such RFPs, we have historically achieved a 35% to 50% close rate. In addition to the significant pipeline growth, we have five enterprise deals totaling $30 million, which we are currently reviewing with our clients. These deals while in early stages address the need for holistic solution set for improving adherence, which we are all well positioned to deliver on. We believe there will be more to come as we progress these initiatives.

Our commercial organization has really come together nicely in the past couple of months such that we are able to address the increasing demands of our core customers within the pharma industry and service our new client segments of payers, medtech, and medical associations. Our team in client expansion aligns with our passion for improving adherence and ultimately better outcomes for patients. We are also witnessing an accelerated migration to digital solutions by pharma with an augmented focus on patient experience specifically. Manufacturers are anxious to link key puzzle pieces of the care continuing together to provide added clarity and empower physicians with the tools they need to help their patients. This move aligns with our unique ability to reach and educate physicians at the point of care, so they can have more informed conversations with their patients about treatment options. Every patient presents a unique challenge and OptimizeRx has the tools and solutions to help our pharma customers and the physicians in the network to navigate these complexities.

In order to more effectively and efficiently support greater adherence through messaging, we have recently completed the integration of our core set of digital solutions into a single platform with this including the addition of several new robust capabilities. It now provides pharma manufacturers and enterprise mobile solution that could improve patient retention, reduce therapy event, and improve overall care outcomes, all in a harmonious way.

Our integrated platform approach also allows us to address the needs of a much larger group of manufacturers and we have identified 29 manufacturers whose specific needs directly align with our new platform solution. The benefits of this integration have already begun to appear in the growth of our aggregate pipeline including an increase of our average deal size from $130,000 in 2018 to $300,000 in 2019.

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Our recent acquisition of RMDY Health adding three new members to our commercial sales team will be focused on the payer market. We welcome Anthem, Mobi and other new clients and we look forward to growing that segment aggressively over the next two to three years. We are also hiring two more sales professionals over the next few months who will focus directly on the payer segment.

Given the increasing activity in digital health management and patient engagement space, we expect to see solid growth in our SaaS based recurring revenue

I’d now like to turn the time over to Miriam, our President.

Miriam Paramore:

Thanks Steve. I would like to address three important topics today. First backing up a little bit, is the strategy that Will talked about before. This drives our product portfolio and why it matters. Second, a major win we recently had through our new exclusive agreement with NewCrop and the launch of our Innovation Lab. And lastly how RMDY will help us drive revenue and profitability as a new important segment of our platform.

Regarding strategy first, as our business strategy growth and changes, so does our portfolio of solutions. Earlier this year, we made a strategic decision to enter the payer market and the acquisition of RMDY gives us some powerful tools to meet their needs, particularly in the areas of digital care management and digital member engagement. Steve has already talked about how our portfolio of solutions matches the needs of the pharma sector. I would like to expand on how a strategically orchestrated portfolio of solutions can meet both pharma and payer needs.

OptimizeRx was built on the value we create for pharma through our EHR network, the value of aggregation for those in the healthcare ecosystem who want to communicate digitally with providers at the point of care. We have created a successful business by lighting up this network for use by the pharma sector. We believe we can do the same with the payer sector. Payers also want to communicate with the point of care to help improve their relationships with the healthcare providers and to support their members’ health journeys.

Our OPRX EHR network is now only one part of our unified cloud based platform. Leveraging on the EHR network and the cloud to support both the pharma and payer sectors can yield tremendous economy of scale. Leveraging our platform across multiple market sectors shows how we are expressing our business strategy through our product strategy. Our EHR channels continue to grow into trajectories. We continue to add new channel partners and as they scale we add new providers to our network. At the same time, we find ways to expand upon the number of ways we communicate with providers within each EHR channel. For example, we currently connect pharma manufacturers to providers in real time at the point of prescribing. We also provide other clinical content at the same point in the EHR work flow. In addition, we are finding other valuable ways to communicate in other parts of the work flow. This expanded digital footprint within an EHR channel is a revenue multiplier.

Now moving onto channel and our NewCrop focus specifically. Beyond the value of network expansion and messaging scale, we are introducing innovation value through our unique relationships with key EHR and e-prescribing channel partners. Last month, we announced a new exclusive agreement with NewCrop, which has an industry leading e-prescribing platform that is used by more than 65,000 healthcare providers. After several years of an existing successful partnership with NewCrop, our new agreement gives us exclusive rights to digital messaging of any type within the NewCrop platform. We expect this access to significantly improve our pharma messaging revenue while creating significant competitive barriers.

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We have seen tremendous success through our previous programs with NewCrop. Their point of prescribing access to healthcare providers is a great match for our digital platform and has allowed us to offer our pharma partners unmatched efficiency in their marketing spends. For NewCrop, our enhanced partnership means broader distribution of medication specific information delivered conveniently within their healthcare providers’ daily work flow.

Then it goes beyond that, I want to talk about our Innovation Lab. As exciting as that is, we are even more excited to include NewCrop as our founding partner in the launch of the OptimizeRx Innovation Lab. The lab will be the perfect incubator for creating and testing point of care solutions for both pharma and payers. It is unparalleled in the industry, providing a much needed test bed for piloting and measuring new ideas to improve outcomes for patients and lower stress for providers. We are already working with several pharma brands on pilots that will utilize the OptimizeRx Innovation Lab and the NewCrop e-prescribing reach. Stay tuned over the next few quarters as we experiment.

Finally, I would like to talk about how the RMDY health suite complements our strategic product portfolio. OptimizeRx Management sees that healthcare is ready for digital solutions across the board and especially in the areas of patient engagement, adherence, and care management. According to a recent study, the lack of medication adherence cost the U.S. Health System as much as $528 billion in terms of illness and death that result from poorly followed medication therapy. Patients are at risk of contributing to this public health challenge when they avoid filling or refilling prescription. There are strategies than can help manage this risk in order to lower care cost and improve health. We need to address this through an ecosystem wide holistic lens.

We have invested in RMDY to broaden our solution set and address this market shift to digital. We now have native SMS text based solutions as well as highly customizable mobile app solutions. The RMDY acquisition is transformational for us in two ways. Number one, it expands our client base from one to three segments to include companies like Anthem, Medtronic, the American Heart Association and others. Number two, it is largely a SaaS model, hence recurring revenue and strong gross margins of 90%.

Broadly speaking, RMDY is a digital care management solution that can be used by any sponsor to help patients or consumers on their health journeys. It comes along side our previous acquisition of CareSpeak to help us expand on offerings in those areas. We are confident in our ability to drive revenue growth with these new segments. In fact, inside of one year, we have seen 100% revenue growth and great margin contribution from the CareSpeak product line with this being driven by the strong industry need for digital solutions that engage patients across their health journey.

Now, I’d like to turn the call back over to Will.

William Febbo:

Thanks, Miriam, Doug, and Steve. As we look ahead, it is clear we are addressing a large market with the significant penetration opportunity and as you heard from Steve and Miriam, our digital health platform addresses many pain points for all involved.

In order to grow our market share, we are focused intently on expanding revenue by client and reaching new client segments. We are also working to expand our solution set, EHR network, and strategic partnerships. With our acquisitions of CareSpeak and RMDY, we have expanded our total addressable market by several folds adding digital care and health management to our solution set.

We are not only better able to address our existing HCP messaging market, which is estimated at more than $2.4 billion, but now the patient engagement market, digital therapeutics and care management. This brings our total addressable market to north of $48 billion. This means we see a lot of room for growth ahead in this year and beyond, and as we continue to track and retain the most capable team to size this opportunity and take advantage of it, we are very excited about the future.

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Our EHR and e-prescribing platform currently reaches most of the EHRs that enable messaging within point of care. Our success in acquiring, integrating and expanding into new EHR ERX platforms continues to grow. We view them as our partners. We deliver needed content to their members and ultimately revenue to their businesses. We are very proud of our channel network and appreciate everything they do for the healthcare ecosphere. Over time, they will need to innovate with us and we are proud that NewCrop selected us as their preferred partner as Allscripts or Veradigm did many years ago.

We continue to enjoy tremendous market opportunity being perfectly positioned between all the stakeholders of pharma, physicians, patients and now payers. Our platform now supports multiple revenue streams while delivering greater affordability, adherence and care management. We plan to remain focused on driving revenue growth from our core solutions, expanding our network and seeking solid M&A and partnership opportunities. We expect this to drive continued adoption of our health platform across our entire client base.

As we drive the growth of our pharmaceutical products and distribution network, we can expect that all our messaging solutions will continue to grow along with our patient engagement activities. All this should drive another year of fantastic growth when we round out 2019. I have to say seeing now what is happening with our new expanded commercial team in terms of building the pipeline for 2020, the new solutions we will announce in the coming months and some potential M&A opportunities, I am more enthusiastic than ever about our prospects.

To those shareholders who have stayed with us over the last few years and helped us greatly as we have grown from being simply a collection of products into a fully fledged diverse growth company, we deeply value your participation and support. I hope we’ve earned your trust and we will continue to innovate and evolve with the market and continue to build a meaningful, highly successful and profitable business.

For our new investors, I imagine we are still in the trust, but verify stage; but for all, we promise as a team that we will remain steadfastly focused on building share holder value as we strive to support our clients and help them improve patient care. Now with that, we should get to the more important part of Q&A. I will hand it over to you.

Operator:

Thank you. At this time, if you do have a question, please signal by pressing star, one. Again, that will be star, one for questions.

We’ll hear first today from Andrew D’Silva with B.Riley FBR.

Andrew D’Silva:

Good afternoon, thanks for taking my questions, Doug, real quick just, from you. If you could just explain the $280,000 benefit related to the earnouts from CareSpeak, any color on why there was a claw back there. And then while you are pulling that itself, if you could provide a little color on that left earlier, where it states it relates to the brand, like, what is the rationale that they gave you, just too much confidence and air space, or if they do not prefer to just fighting more or were there any client traceability issues that we should be thinking about?

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Douglas Baker:

So, your question about the CareSpeak and if there is a GAAP fair value calculation and has to be done and is based on future projections, we lowered our projections for 2020 specifically related to CareSpeak, that product line a little bit. We still expect them to make their whole earnout, but that is not the way GAAP works.

William Febbo:

Good GAAP management, and this is Will, on the second question, the penetration of market was so great that they decided they just did not need to continue to spend on it. That is ultimately the case and while disappointed that it is their call and we still have a very good relationship with that client and expect revenue to increase into next year compared to this year.

Andrew D’Silva:

Okay, there was some client reporting issues that happened, not caused by anything you did, just something macro in the market and I was curious if any of those three customers that had kind of that anomaly in the third quarter were that customer as I believe you were allocating some Q1 benefits back in to the back half of the year?

Douglas Baker:

Now that was a temporary, basically a reporting requirement that we were able to address, has not been an issue through the year. This was strictly an isolated patent expiration issue, just stopped spending early unfortunately.

Andrew D’Silva:

Okay and then as it relates to RMDY Health, can you give a little bit of good color on the market there, I am just curious you give a little insight, how it is differentiated from Livongo, it is providing and will it be actually included in your enterprise package as well?

Douglas Baker:

I can start and then maybe Miriam could add, so the differentiation from Livongo is basically Livongo is specific content, specific method to enable adherence related activities and so you buy into their way, which is very impressive and very effective as they have shown, it is a great business. We bought RMDY because it basically can enable anyone to do anything they want with healthcare and focused on adherence, and so we can almost think of it like a Wix for healthcare, it is just a very easy way to, in a SaaS model, allow someone with content and members to enable them digitally.

There are obviously the very big players and then there is a big middle market that are all desperate to be digital because their members now are requiring it and we think that is a great opportunity for RMDY.

Miriam Paramore:

I will just—and it’s Miriam—I’ll way in just a little bit. The Livongo took also a disease specific approach, so they took a combined sort of hardware and content approach, they actually created their own devices and started from the hardware side before they went into the content and the services side, so they are a combined technology and services company with diabetic nurse educators on the back end.

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Our strategy is to stay a focused technology company and not to include back end call centers and things like that, so that is the point of differentiation. But broadly speaking, the solutions are trying to help ease the pain of care management or disease management and use digital technology, current contemporary technology to do that. The last thing I would say is that our solution set is not disease specific, it is not therapeutic area specific, but can be used for any, and the focus is more about enabling an organization whether that be a payer or pharma who has clinical pathways and a bunch of content that is research driven that already exists, but is offered up via phone or coaching advice or acceleration to move that into contemporary technology communications.

Andrew D’Silva:

Okay, great. I will take rest of my questions offline, but thank you very much and good luck closing out the year.

Douglas Baker:

Thanks Andy.

Operator:

We will hear next from Richard Baldry with ROTH Capital.

Richard Baldry:

Thanks. I am curious if you could talk about what typical contracts look like, what brands, like I am surprised that mid year someone can drop out sort of or alter their spending pattern, so quickly so, that are not minimums involved or you know at certain price points for volumes, guarantees or is it very optional for the customers on the fly to change their spend pattern?

Stephen Silvestro:

Thanks for the question Richard. Typically, the agreements that we got are 12 month agreements, we will open an SOW and then revenue was recognized as we deliver on that revenue throughout the year. So in the case of an LOE and client pulling back, basically they move that brand out, that was not a guarantee in that specific agreement to be able to have significant claw back to replace that revenue and so that is the impact that we felt and going forward we have adjusted our contracting language to account for that. Also, Will sort of alluded to the recurring revenue model, which is a little bit of a switch from the model that we have had in the past as far as remuneration of contracts, etc., so we are preventing that sort of revenue claw back issue from occurring in the revenue drop out, makes sense?

Richard Baldry:

Yes. When you talk about the revenues pushing out of the second half of ‘19 into 2020, does that mean that you think that spend will be incremental to which you otherwise would have expected from those clients in 2020, or it is really sort of—it just delays the beginning of that climb into a later period?

Douglas Baker:

I will let Steve answer as well, but now that, that is a gigantic company, we view it is nothing but upside. They have so many needs, we are at the table. Often when these things happen, you actually gain a little bit more relationship because they actually want to do the work and for their reasons cannot, so you stay close to it and in staying close and having a broader footprint in terms of brands and disease areas, we think that is going to be a terrific opportunity for us.

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Stephen Silvestro:

I totally agree it will be upside opportunity on the year, for what we would initially have anticipated.

Richard Baldry:

Given enthusiasm around the additional head count you put in commercial aside, can you talk about whether you think you’d continue to add to that head count sort of early in 2020 or entering the year? Or you feel like the team you have right now should gel a bit more before you add on top of it?

Stephen Silvestro:

I think we will continue to add as we need to add Richard, so what we have done a good job of is bringing the right people in at the right time, getting them ramped, trained, letting them prove out their worth in the market and adding as we go. What we do not want to do, which is what you are alluding to is just adding heads for the sake of adding head count, I think we are very disciplined about that, so when we have the correct people to bring on board, we execute, bring them on board when the opportunity is there and outside of that, we are continually scoping and looking for new talent and continue to bring people in as is necessary, but not prematurely.

Richard Baldry:

Okay. And I’m not sure if you’d be willing to answer this, but when you talk about expecting strong growth in the fourth quarter year-over-year, if I look at the last 4 quarters, growth has ranged anywhere from, putting the third quarter aside, growth ranged anywhere from 27% to 75%. So there’s a lot of room there. Now that we’ve seen that revenues can swing pretty meaningfully, is there any way to kind of gauge or narrow that band down on what you’d expect in the fourth quarter maybe versus any of your prior periods?

William Febbo:

Thanks, Richard. Yes, it is tough, because we obviously do not give guidance, so it is a little tricky, but I think if you go back and look at earnings calls, as everyone who knows me, knows, I am consistent and I try not to be emotional on these, so that you actually believe me and I think if you go back and look what we have referred to a strong, you will be able to get a good range. We obviously would not say that lightly because the last thing you want to do as a company is disappoint twice in a row. We feel really good about that; the team is humming, our morale is high.

We really run the Company, not around the quarterly calls, we have run it around our clients and that is really important. We are disappointed, we are not hiding from it, we are right in front of it, but feel really good about the next quarter and frankly 2020 as well.

Richard Baldry:

Okay, thanks.

William Febbo:

Thanks, Rich.

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Operator:

Next from William Blair, we will move to Ryan Daniels.

Ryan Daniels:

Thanks for taking the questions. Will, maybe one for you, a follow-up on Q4. At this point, how visible is your revenue stream for the fourth quarter versus how much you need to kind of go get or see clients flushing through some year-end budget. So what’s the visibility to your internal target at this point?

William Febbo:

Visibility on the internal target is good. It will be better in 20 days because you get a lot of upsell opportunity in end of November and early December. We are ready for—we are already seeing some of it. Success often begets success and our clients do not watch our quarterly calls, they are meaningless to them. They are really deliberate all our service and that we are doing a great job, so I feel pretty good about the Q4, obviously we have some new businesses, we are still learning visibility on those, but because they are more recurring in nature, there is good visibility there.

You know, we talked about it Ryan, it is— when we came in, we had no visibility and then we felt like we had a quarter and we got to about six months, you can still have disruption. We have talked about these risk factors and we are working really hard on getting rid of those risk factors, but it is going to take time, but just to answer directly to your question, we have pretty good visibility on Q4.

Ryan Daniels:

Okay. That’s very helpful. And then if we look at the revenue hiccup in the quarter, especially as it relates to the merger between the two entities, the larger dollar item. Is that a contract where you are just hoping that the larger organization needs to kind of engage more third-party help? Or have you actually had the contractual agreements or seen RFPs, which indicates that this is definitely just a blip or a transitory/timing issue versus something that could extend into 2020?

Stephen Silvestro:

Yes, I will take that one right, this is Steve. So, we actually do have the RFPs that we responded to. In addition to this sort of this revenue blip of the merger, that specific company, one of the clients had a drug recall which added sort of a near-term pain and so it really caused them to pause and focus on that recall and executing it effectively so the RFPs were paused, but we have those RFPs and receiving and we are progressing those along very nicely. So, as Will said, I do believe it is a pause, not a close.

Ryan Daniels:

Okay. And then last question and I’ll hop off. If we think of the $70 million in the pipeline and the typical close rate, 35% to 50%, how much of that could actually flush into 2020 sales? So just, let’s say, we use basic math, $70 million, 50% is $35 million, how much of that if it’s signed this year would actually go into 2020 sales versus being something that might be a multiyear contract? How should we view that metric you just gave us? Thanks.

Douglas Baker:

Yes. It’s a great question. I’ll try not to provide any guidance on answering the question. But essentially, we—the $70 million represents opportunities created in the period versus $30-some-odd million from previous year, which were opportunities created previous year. So some of those will push into 2020, no question. I think we’ve got great runway rather on having a good opening position for 2020, which is what we are laser-focused on in addition to executing a great Q4. That’s really sort of at the heart of building one of these businesses and scaling it to where we are trying to track. So hopefully that, in a roundabout way, answers your question without providing specific guidance.

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Ryan Daniels:

Okay. Thank you for taking it.

Stephen Silvestro:

You got it, thanks Ryan.

Operator:

We’ll hear now from Bruce Goldfarb with Lake Street Capital Markets.

Bruce Goldfarb:

Thank you for taking my call, Miriam, Steve, Will, Doug, congrats on all your progress and success. I just have a couple of questions. You previously mentioned the potential for broader enterprise engagements with your pharma customers, can you give us any update on how these discussions are progressing?

Stephen Silvestro:

Yes, happy to, this is Steve. We have got several and by several, we are progressing five really key deals right now, that are, you know, I would say they are in mid stages, mid to late stages comprised of multiple solutions across our platforms, which is really what we are driving for. I do not know how much more you want to hear about it than that, but that is—

Bruce Goldfarb:

Those ones you talked about earlier, you know, so you quantify them maybe around $30 million, are those different?

Stephen Silvestro:

Yes, those are that.

Bruce Goldfarb:

Okay.

Douglas Baker:

I think just to clarify because we talked about a little bit back in Q2 and like that, subsequent conversation (inaudible) investor. By enterprise, that is really defined by taking our either complete solution set and bringing it to a brand, or taking multiple brands around a specific solution and dominating that. It just gives you the opportunity to engage at a deeper level with the client, it is a bigger engagement and it is really tied to the impact of that overall solution set. We will keep defining that over time, but it is really important to get above the tactical selling and we still do it, but you can’t just jump to it overnight, but it is really what our client prefers because it is more meaningful.

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Stephen Silvestro:

Just to give you an example, one customer this year we have gotten basically an enterprise situation: last year, they did full revenues of $774,000; this year, they are going to be just about $4 million, so that gives you an idea of scale. That is why it is important.

Bruce Goldfarb:

And then you mentioned on the call that, M&A is something you are considering. Are there certain capabilities or things you are sort of targeting, that you would like to add to the portfolio?

William Febbo:

We have a pretty tight screen on what we are going to look at, so anything that would expand reach to HCPs or patients, any kind of solution set that could get us connected to pharmacy and then any kind of digital enablement of communication that either does not have access to pharma or to payers, but they have technology. We are really focused on the two we have right now and becoming one company and doing I think a very good job of that with Miriam leading the way, but that is our screen. We are going to stay in those guard rails.

Bruce Goldfarb:

Great, thank you, that’s all I have. Congrats again.

William Febbo:

Thank you.

Miriam Paramore:

Thank you.

Operator:

We will move onto Josh Goldberg with G2.

Josh Goldberg:

I had a couple of quick questions and I appreciate the thoroughness of the call. And Steve, welcome. I guess I’ll start by just asking— obviously your business is an advertising driven business, that the budgets can change pretty quickly as we’ve seen in this quarter. It seems to me like you’re trying to get some more visibility into next year by some of these enterprise contracts if they sort of grab bag of orders that you might get which is probably what gives you less visibility in ‘19 than what you might have in ‘20. The pipeline as well looks exciting.

So I guess it seems like a lot of advertising, interim advertising in health care. Generally, you get a better sense sort of January time frame. Do you have any sense from us based on the pipeline or based on your conversations that—you know, that comment about 25% to 50% or 70% of your business, the pipeline coming through? I mean you’re implying a nice growth next year. Can you give us any sort of comments or commentary that could give us confidence that we’re looking at a growth year?

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William Febbo:

Yes, I think—thanks, Josh. Good question. And two things I’d like to say, and then maybe, Steve, if you want to jump in, you can. We’ve got a ton of credibility right now with our client set. And I think that, that is very meaningful in pharma. I was always asked 2 years ago, well, why aren’t you a $100 million company. And then a year ago, why aren’t you a $150 million. And it’s because pharma doesn’t move fast. You have to prove yourself. You have to have measurement of that proof. And then I would say the second point—and we’ve done that, I think we’ve done that with the best manufacturers you can do it with. So we have just a great, solid base.

The second is, and Steve can talk to this more, is we’ve repositioned how we’re selling to our client in a way that is in their language, it’s more meaningful to their pain points, but it’s the same solution set. So as investors, you don’t have to worry about we’re going and creating new stuff. We’re just delivering it in a different way that connects into their thought process, their budget cycle. And my hat’s off to Steve and the sales team because we’ve really brought that into this business. And I think it’s significantly changing our profile.

Stephen Silvestro:

Yes. I mean just to add, Josh, just around the question around visibility specifically into January. I mean the way that our contracts work and the way that we sell, right, we sell a contract, we open up a PO and then revenue is recognized as we distribute over the months, right? So we have fairly good visibility into 2020 based on the sales that we will make in the fourth quarter, which will not be revenue recognized sales for 2020, but the revenue will start to drop in Q1 of next year, starting in January. We’ve now got in our business, developed forward-looking revenue metrics to help us guide and orient the business in a more meaningful way.

Miriam Paramore:

Let me just add one thing. This is Miriam. Don’t forget our supply-side win, we have a huge, huge advantage with NewCrop. And our competitors can’t sell in there. So that market share is shifting, period.

Stephen Silvestro:

All of it.

Miriam Paramore:

All of it. And so it’s—that by itself has—is a huge driver of growth for next year.

Stephen Silvestro:

Is that helpful Josh?

Josh Goldberg:

Yes. Do you think that having enterprise contracts also is something that will give us better visibility and the fact that this NewCrop opportunity gives you more supply, will kind of catalyze that? Or we’re still going to kind of walk through 12 months from now and still have a sense of what the fourth quarter might or might not be if you think we’ll have better visibility 9 to 12 months from now for next year?

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Stephen Silvestro:

Yes. I mean that is the reason for the enterprise push, right, is to develop more predictive revenue streams. So when you think about what we’re doing there, I think, number one, it enables us to do a 12-month contract, right, instead of short term or transactional stuff, as Will has said and you’ve heard him say. Also allows us to enter into now multiyear agreements, which we’ve got a couple in the pipeline right now, including some of those enterprise deals. So that’s really an opportunity for us to actually be very predictive around our revenue and build that recurring model that you’ve been hearing us talk about.

Miriam Paramore:

And in addition, the RMDY revenue— historical RMDY revenue is SaaS-based revenue, highly predictable. As that revenue builds, that just increases visibility as well. So those are three kind of factors: multiyear, NewCrop supply control and SaaS-based recurring that improve our predictability.

Josh Goldberg:

Thanks.

Stephen Silvestro:

Thanks Josh.

Operator:

Our next question will be from Ron Chez, Private Investor.

Ron Chez:

Good afternoon.

William Febbo:

Hey Ron.

Ronald Chez:

Good afternoon, Will. I have a couple of quick questions and then a longer one. How much of the expense increase in the third quarter was non-recurring, I wrote down $1.1 million, am I right about that Doug?

Douglas Baker:

Yes correct, that is the number.

Ron Chez:

So, expenses without these things would have been lower by $1.1 correct?

Douglas Baker:

Correct.

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Ron Chez:

Okay, and what is the NewCrop advantage, it is another set of physicians, HCPs, is that it, I mean, I know exclusive, but how is that different than some other EHR capability?

Miriam Paramore:

Ron, this is Miriam, I will take that. First of all, exclusivity is the headline and sub-headline, but the Innovation Lab is really the growth engine if you will or expansion and new monetization, so we have an established EHR network, that is a largest EHR network, digital EHR communication network in the marketplace and we are monetizing that with pharma, we are also going to monetize that with payers, but within pharma, we are going to find new ways to monetize the same railroad track through this Innovation Lab.

We have a couple of pilots that we are finishing the design elements on right now, within that hot bed of 65,000 providers. We are going to prove in those pilots, value creation; and once we prove value creation inside of NewCrop, because they have agreed to incubate with us, then we can look to expand and scale that to multiple EHRs, multiple e-prescribing. But you have to have a place to start to show that you’re creating value and there’s ongoing revenue to go get. So that’s different.

Ronald Chez:

NewCrop delivers what, 65,000 HCPs?

Miriam Paramore:

They do.

Ronald Chez:

That you’re going to sell? Are they going to be sold financial messaging, brand messaging? You’re going to sell into there?

Miriam Paramore:

So we don’t sell into our EHR channels. They are our partners. So we have business-to-business agreements with the EHR channel and we light up as many types of messages or commerce as we can with them. So with the example of NewCrop, we can do all three of the messaging types that drive our revenue. So we’re going to fill up all of those–that pipe with all of those messages that we can get from pharma in the traditional business sense of OptimizeRx. But we’re also going to incubate and find new types of digital commerce to drive from pharma to NewCrop users, and from payers to NewCrop through this lab environment. So it’s just that, that beautiful utilization; as much traffic as you can over the same site and monetize every piece of traffic.

Ronald Chez:

I’ll ask a question about that offline, okay?

Miriam Paramore:

Okay.

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Ronald Chez:

Did you ever mention RMDY’s run rate?

Douglas Baker:

We did not. No.

Ronald Chez:

And is it what you expect it to be right now? I mean, there’s (cross talking).

William Febbo:

Yes. We’re a couple of weeks in. We see a lot of opportunity there. It’s primarily on the payer wellness, medtech side, all very good clients that have returned. So we expect to be able to continue to grow that. And I think there’s also an ability to introduce this delivery to pharma at a certain stage or prelaunch stage. So yes, we feel good about it, the team is excellent, and it really adds a lot of muscle to our Company from a technology standpoint.

Ronald Chez:

Without seeing what their sales have been or would be this year, do you expect, however you define that, do you expect explosive growth from RMDY? Explosive to me is between 50% and 100% next year.

William Febbo:

Yes.

Ronald Chez:

The answer is yes?

William Febbo:

The answer is yes.

Ronald Chez:

Okay. And this is the longer question. Steve, you touched on this. If you can—well, maybe it’s the client that you were talking about without name, that client was how much in ‘18 that in ‘19 is $4 million?

Stephen Silvestro:

Yes. So in ‘18 full year, they were $774,000, then full year 2019 they’re going to be close to $4 million.

Ronald Chez:

And is that because of additional brands?

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Stephen Silvestro:

More several—it’s additional brands coming on and additional solutions per brand. So if you think about sort of—traditionally, we had started out with financial messaging. We’ve now commercialized new solutions like brand messaging, clinical messaging, etc. It will represent enterprise suite of solutions, Ron, and that’s the growth that we’ve chatted about on other calls.

Ronald Chez:

One more question attending to that. So you said $774,000 and $4 million, what’s a ballpark expectation for growth into ‘20, same client?

Stephen Silvestro:

Same client? I think probably between, I’d say, between $6 million and $7 million is a good number.

Ronald Chez:

Okay, are there other clients?

Stephen Silvestro:

So that’s just giving you—

Ronald Chez:

You guys have other clients like that?

Stephen Silvestro:

Yes, there are multiple, as I mentioned earlier, there are multiple late stage or mid stage enterprise deals that are representative of that same sort of pattern we see when buying those enterprise deals across the solution set.

Ronald Chez:

So you expect that revenue to grow whatever in ballpark, and that’s as a result of enterprise solutions being provided with the various delivery of the components that you have?

Stephen Silvestro:

It’s a direct result of that, yes.

Ronald Chez:

I have other questions. I’ll stop, though.

Stephen Silvestro:

Thanks Ron.

William Febbo:

Thanks Ron.

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Operator:

And at this time, I’d like to turn things back to Mr. Febbo for any closing remarks.

William Febbo:

Thanks to everyone for joining the call. We had actually a record number of people, which is wonderful. If you could take just one thing away from our discussion I hope it’s the understanding of our potential for continued strong growth, while generating tremendous value for everybody. And beyond the numbers, I hope you see that we’re really creating a unique corporate culture dedicated to do something that matters in health care, very topical, makes a difference in people’s lives from patients to physicians and beyond.

When we can grow at these levels, and I will highlight that we’re still on a very good growth rate for this year, it’s always disappointing to see a quarter that’s not what you want it to be. It’s also for our team a kick towards even being more aggressive. And we’ve got a team that is capable for scaling this business to a very, very large business. And I think all that combined translates into a great opportunity for our stakeholders, and I hope you all agree. Have a good night, and I look forward to talking to you all. Take care.

Operator:

Ladies and gentlemen, now, before we conclude today’s call, I would like to report the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call. Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision.

The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements, and they speak only to the date that statements were made. Such forward-looking statements in this presentation include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, upcoming announcements and the need for raising additional capital. They also include the Management’s expectations for the rest of the year and adoption of the Company’s digital health platform.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risk and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from these set forth and or contemplated by underlying forward-looking statements. Risks and uncertainties to which forward-looking statements are subject to could affect business and financial results are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay starting later this evening and running through November 26. Please refer to today’s press release for dial-in replay instructions available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. That concludes today’s conference. You may now disconnect.

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